Exhibit 23.1

Onestop Assurance PAC 10 Anson Road #13-09 International Plaza Singapore 079903 Email: audit@onestop-ca.com Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-1 Amendment No.2 (No.333-268007) under the Securities Act of 1933 of our report dated May 19, 2023, with respect to the consolidated balance sheet of Lemeng Holdings Limited and subsidiaries (collectively, the “Company”) as of December 31, 2022, the related consolidated statements of income and comprehensive income, changes in equity, and cash flows, for the year ended December 31, 2022.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ OneStop Assurance PAC

OneStop Assurance PAC

Singapore

May 19, 2023